Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in American Dental Partners, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

PricewaterhouseCoopers LLP

Boston, Massachusetts

September 21, 2007